                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                          DIGITAL GENERATIONS SYSTEMS, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      0002539211
--------------------------------------------------------------------------------
                                    (CUSIP Number)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 17 Pages
                          Exhibit Index Contained on Page 14

 CUSIP NO. 0002539211                   13G                  Page 2 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kleiner Perkins Caufield & Byers VI, L.P., a
           California Limited Partnership ("KPCB VI")
           94-3157816

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /x/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                                        - 0 -
    BENEFICIALLY
      OWNED BY      6   SHARED VOTING POWER
        EACH                                                     1,167,592
     REPORTING
       PERSON       7   SOLE DISPOSITIVE POWER
        WITH                                                         - 0 -

                    8   SHARED DISPOSITIVE POWER
                                                                 1,167,592

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 1,167,592

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                         / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      9.6%

 12   TYPE OF REPORTING PERSON*
                                                                        PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002539211                 13G                    Page 3 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VI Associates, L.P., a California Limited
           Partnership ("KPCB VI Associates") 94-3158010

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /x/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership


     NUMBER OF      5   SOLE VOTING POWER
      SHARES                                                         - 0 -
    BENEFICIALLY
      OWNED BY      6   SHARED VOTING POWER
        EACH            1,167,592 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.
        WITH
                    7   SOLE DISPOSITIVE POWER
                                                                     - 0 -

                    8   SHARED DISPOSITIVE POWER
                        1,167,592 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 1,167,592

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                         / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      9.6%

 12   TYPE OF REPORTING PERSON*
                                                                        PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002539211                  13G                   Page 4 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /x/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                         328
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        1,167,592 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Byers
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Byers disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                       328

                    8   SHARED DISPOSITIVE POWER
                        1,167,592 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Byers
                        is a general partner of KPCB VI
                        Associates.  Mr. Byers disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 1,167,920

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                         / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      9.6%

 12   TYPE OF REPORTING PERSON*
                                                                        IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002539211                 13G                    Page 5 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /x/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                       - 0 -
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        1,167,592 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Khosla
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Khosla disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                     - 0 -

                    8   SHARED DISPOSITIVE POWER
                        1,167,592 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Khosla
                        is a general partner of KPCB VI
                        Associates.  Mr. Khosla disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 1,167,592

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                         / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      9.6%

 12   TYPE OF REPORTING PERSON*
                                                                        IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002539211                 13G                    Page 6 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /x/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                         164
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        1,167,592 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Kvamme
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Kvamme disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                       164

                    8   SHARED DISPOSITIVE POWER
                        1,167,592 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Kvamme
                        is a general partner of KPCB VI
                        Associates.  Mr. Kvamme disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 1,167,759

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                         / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      9.6%

 12   TYPE OF REPORTING PERSON*
                                                                        IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002539211                 13G                    Page 7 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /(b) /x/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                       2,044
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        1,167,592 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Doerr
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Doerr disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                     2,044

                    8   SHARED DISPOSITIVE POWER
                        1,167,592 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Doerr
                        is a general partner of KPCB VI
                        Associates.  Mr. Doerr disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 1,169,636

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                         / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      9.7%

 12   TYPE OF REPORTING PERSON*
                                                                        IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002539211                13G                     Page 8 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /x/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                         216
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        1,167,592 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Lacob
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Lacob disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                       216

                    8   SHARED DISPOSITIVE POWER
                        1,167,592 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Lacob
                        is a general partner of KPCB VI
                        Associates.  Mr. Lacob disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 1,167,808

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                         / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      9.6%

 12   TYPE OF REPORTING PERSON*
                                                                        IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002539211                  13G                   Page 9 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bernard Lacroute

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /x/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                         216
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY EACH       1,167,592 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.
        WITH            Mr. Lacroute is a general partner of
                        KPCB VI Associates.  Mr. Lacroute
                        disclaims beneficial ownership of
                        shares held directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                       216

                    8   SHARED DISPOSITIVE POWER
                        1,167,592 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.
                        Mr. Lacroute is a general partner of
                        KPCB VI Associates.  Mr. Lacroute
                        disclaims beneficial ownership of
                        shares held directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 1,167,808

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                         / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      9.6%

 12   TYPE OF REPORTING PERSON*
                                                                        IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002539211                   13G                 Page 10 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /x/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                         310
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY EACH       1,167,592 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Lally
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Lally disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                       310

                    8   SHARED DISPOSITIVE POWER
                        1,167,592 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Lally
                        is a general partner of KPCB VI
                        Associates.  Mr. Lally disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 1,167,902

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                         / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      9.6%

 12   TYPE OF REPORTING PERSON*
                                                                        IN


            * SEE INSTRUCTIONS BEFORE FILLING OUT!

 ITEM 1(A).    NAME OF ISSUER.

               Digital Generations Systems, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               875 Battery Street
               San Francisco, California 94111

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

               This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of the shares of Common Stock of Digital Generations Systems, Inc. held directly by KPCB VI (the "Shares") and, with respect to the general partners of KPCB VI Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VI, and KPCB VI Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

               Common Stock
               CUSIP # 0002539211

ITEM 3.        NOT APPLICABLE.

ITEM 4.        OWNERSHIP.

               See Rows 5-11 of the cover pages hereto.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Digital Generations Systems, Inc. held by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                      SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                                   KPCB VI ASSOCIATES, L.P.,
                                   A CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       ----------------------------------
                                       A General Partner


                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                       ----------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact


                                   KLEINER PERKINS CAUFIELD & BYERS
                                   VI, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       ----------------------------------
                                       A General Partner

                                    EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:  Agreement of Joint Filing                            15

Exhibit B:  List of General Partners of KPCB VI Associates       16

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING


               The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the 1,167,592 Shares of Common Stock of Digital Generations Systems, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and, with respect to the general partners, such other holdings as are reported therein.

Date:  February 10, 1998

                                   KPCB VI ASSOCIATES, L.P.,
                                   A CALIFORNIA LIMITED PARTNERSHIP


                                   By:
                                       A General Partner


                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH LACOB
                                   BERNARD LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                       ----------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact

                                   KLEINER PERKINS CAUFIELD & BYERS
                                   VI, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       ----------------------------------
                                       A General Partner

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

               Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)       Brook H. Byers
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

2.   (a)       Vinod Khosla
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

3.   (a)       E. Floyd Kvamme
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

4.   (a)       L. John Doerr
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

5.   (a)       Joseph Lacob
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

6.   (a)       Bernard Lacroute
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

7.   (a)       James P. Lally
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen